Exhibit 99.1

GigOptix Appoints Frank W. Schneider to Board of Directors

Dr. Joseph J. Vallner Retires from Board of Directors

PALO ALTO, Calif., June 7, 2010 —GigOptix, Inc. (OTCBB:GGOX), a leading supplier of electronic and electro-optic semiconductor products for fiber-optic communications systems today announced that Frank W. Schneider has been appointed to GigOptix’s Board of Directors to replace Dr. Joseph J. Vallner, who is retiring from the Board. Schneider will serve as an independent director and member of the Compensation Committee.

Schneider has over 40 years of experience in the electronics and semiconductor industries, serving on the boards and executive management teams of both privately held and publicly traded companies. Currently, Mr. Schneider is a member of the Board of Directors for Micrel, Inc. He recently retired from MKS Instruments Inc., where he served as vice president and general manager and continues to provide consulting services. Previously, Schneider served as president and CEO at both ION Systems Inc., a privately held manufacturer of electrostatic management systems, and GHz Technology Inc., a privately held manufacturer of RF power transistors that was merged into Advanced Power Technology Inc. (NASDAQ: APTI), where he served as COO of the RF products group. Additionally, he was a member of the technical advisory board of Neomagic Inc., a display controller chip company, and was a member of the Board of Directors of GMT Microelectronics, Inc. Schneider began his career at Corning Electronics and subsequently moved to Philips Semiconductor, then known as Signetics Corporation, where he held many senior positions during his tenure. He also was a group vice president at Sharp Electronics.

Schneider received his Bachelor of Science degree in Electrical Engineering from West Virginia University and an MBA degree from Northwestern University Kellogg School of Management. He has also completed executive post graduate programs at Stanford University and the Wharton School of Business.

“I am very pleased to welcome Frank Schneider to our Board of Directors,” commented Dr. Avi Katz, Chairman of the Board, President and Chief Executive Officer of GigOptix. “In addition to strengthening our Board with his extensive industry knowledge and executive management experience, Mr. Schneider brings a unique international perspective to GigOptix, having resided in Japan for five years. With Mr. Schneider’s appointment, we now have a board comprised of four independent directors whose diverse experience and exceptional strategic counsel will be key factors in the achievement of our goals and vision going forward.”

“I am honored to accept this appointment to GigOptix’s Board of Directors,” stated Frank W. Schneider. “In a short period of time, the Board and management team have established a solid corporate foundation and implemented a number of strategic initiatives that are beginning to yield success. Leveraging my past strategic planning and execution experience as well as executive leadership, I look forward to collaborating with my fellow directors and the management team to drive additional success and corporate expansion at GigOptix.”

Dr. Katz concluded, “In recognition of Dr. Vallner’s past service and recent retirement from our Board, I would like to extend my sincere appreciation for his outstanding service and strategic counsel over the past years. Dr. Vallner has served on our Board since the inception of GigOptix, Inc. in December 2008 through our acquisition of Lumera Corporation (NASDAQ:LMRA) where he was the interim CEO and director. Since joining the GigOptix board in 2008, he has been an invaluable contributor to the operations of our Board and a strong supporter of the Company during its early stages. On behalf of the Board and the entire GigOptix team, I wish him well in all his future endeavors.”

About GigOptix, Inc.

GigOptix is a fabless manufacturer of high performance electronic and electro-optic semiconductor products that enable high speed telecommunications and data-communications networks. The Company offers a broad portfolio of high speed electronic devices including polymer electro-optic modulators, modulator drivers, laser drivers and TIAs for telecom, datacom, Infiniband and consumer optical systems, covering serial and parallel communication technologies from 1G to 100G. GigOptix now also offers the widest range of mixed-signal and RF ASIC solutions in the market including Standard Cell, Hybrid and Structured ASICs targeting the Consumer, Industrial, Defense & Avionics industries. For more information, please visit www.GigOptix.com.

Media Contact:

GigOptix, Inc.

Padraig O’Mathuna, VP of Marketing

650-424-1937

pomathuna@gigoptix.com

Investor Contact:

Leanne Sievers

Shelton Group Investor Relations

949-224-3874

lsievers@sheltongroup.com